UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 12, 2018

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Cognizant Technology Solutions Corporation (the “Company”) granted new awards of restricted stock units under its 2017 Incentive Award Plan to its executive officers leading operational and functional roles. In addition, the Company has entered into a letter agreement (the “Letter Agreement”) with Rajeev Mehta, President of the Company, that modifies certain provisions of the Amended and Restated Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement (the “Employment Agreement”) entered into between him and the Company, and provides for the grant of certain new equity awards to him.
The Letter Agreement provides that Mr. Mehta’s target annual cash bonus will be $1,300,000 and that he will receive an annual bonus for 2019 if he remains employed through at least May 1, 2019 (the “Specified Date”), based on actual performance for 2019, but prorated if his employment terminates for any reason prior to December 31, 2019.
The Letter Agreement also provides for the grant to Mr. Mehta of a new award of restricted stock units with a grant-date value of $9,000,000, vesting in twelve successive equal quarterly installments, with the first such installment on August 1, 2018 and the last such installment on May 1, 2021, subject to his continued employment through the applicable vesting dates and otherwise subject to the Company’s 2017 Incentive Award Plan and an award agreement issued thereunder. Neither such new restricted stock units nor any future equity awards Mr. Mehta may be granted will be subject to the accelerated vesting provisions described below for the currently outstanding awards or the accelerated vesting provisions of the Employment Agreement that apply upon an involuntary termination, except that the change in control provisions of the Employment Agreement will apply to such awards.
In addition, the vesting of Mr. Mehta’s currently outstanding equity awards will be fully accelerated as of the Specified Date, subject to his continued employment through such date, except that all performance stock units will remain subject to the applicable performance-vesting criteria for the applicable performance periods, and the 2018/2019 performance stock units will fully vest if he remains employed through December 31, 2019 and, if Mr. Mehta’s employment terminates on the Specified Date or any later date prior to December 31, 2019, will vest on a prorated basis based on the portion of the performance period completed prior to the date of termination.
The payments and benefits provided for under the Letter Agreement will generally be subject to Mr. Mehta’s execution and non-revocation of a waiver and release of claims against the Company and his compliance with the restrictive covenants set forth in the Employment Agreement. The Letter Agreement further provides that for purposes of such restrictive covenants, “Competitor” will be defined as a list of certain companies and the non-solicitation and no hire covenant will apply for two years following termination of employment.
In addition to entering into the Letter Agreement with Mr. Mehta, the Company also granted new awards of restricted stock units under the 2017 Incentive Award Plan to its executive officers leading functional and operational roles. Each of these grants will vest in twelve successive quarterly installments over a three-year period, subject to the executive officer’s continued employment through the applicable vesting date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Matthew W. Friedrich
Name:	Matthew W. Friedrich
Title:	Executive Vice President, General Counsel and Chief Corporate Affairs Officer
Date: June 12, 2018